
                                                                  EXHIBIT 11

                   HAMPSHIRE GROUP, LIMITED AND SUBSIDIARIES
                   STATEMENT RE COMPUTATION OF LOSS PER SHARE
                     (In thousands, except per share data)


                                     Three months ended      Six months ended
                                    --------------------   --------------------
                                    June 29,     July 1,    June 29,    July 1,
                                      1996        1995       1996        1995
                                    -------    ---------   --------   ---------
Weighted average number of
  common and common equivalent
  shares outstanding:
  Common stock ................       3,755       3,530      3,753       3,530
  Accrued shares earned under
    Directors' and Executives'
    Stock Purchase Plan........         -             4        -             2
                                      -----       -----      -----      ------
                                      3,755       3,534      3,753       3,532
                                      =====       =====      =====       =====

Net loss ......................       ($597)       ($62)   ($1,123)      ($330)
Less - preferred dividend
  requirements ................         (45)        (31)       (93)        (62)
                                       ----         ---     ------        ----
Net loss applicable to
  common stock ................       ($642)       ($93)   ($1,216)      ($392)
                                       ====         ===     ======        ====
Net loss per share applicable
  to common stock .............       ($.17)      ($.03)     ($.32)      ($.11)
                                       ====        ====       ====        ====
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